Exhibit (a)(1)(ix)

ALLIANCE ONE INTERNATIONAL, INC.

SUPPLEMENT TO AMENDED OFFER TO PURCHASE

August 2, 2013

Amended Offer to Purchase for Cash up to

$30.0 Million in Aggregate Principal Amount of its Outstanding

5 1/2% Convertible Senior Subordinated Notes due 2014

(CUSIP No. 018772AQ6)

THE OFFER (AS DEFINED BELOW) WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, AT THE END OF FRIDAY, AUGUST 16, 2013, UNLESS EXTENDED AS DESCRIBED HEREIN (SUCH DATE AND TIME, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION TIME”) OR EARLIER TERMINATED. REGISTERED HOLDERS (EACH, A “HOLDER” AND COLLECTIVELY, THE “HOLDERS”) OF THE CONVERTIBLE NOTES (AS DEFINED BELOW) MUST VALIDLY TENDER (AND NOT VALIDLY WITHDRAW) THEIR CONVERTIBLE NOTES AT OR PRIOR TO THE EXPIRATION TIME IN ORDER TO BE ELIGIBLE TO RECEIVE THE PURCHASE PRICE (AS DEFINED BELOW). TENDERED CONVERTIBLE NOTES MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION TIME.

Alliance One International, Inc., a Virginia corporation (“Alliance One”, “we” or “us”) previously distributed its Amended Offer to Purchase dated July 30, 2013 (as amended and supplemented, the “Offer to Purchase”) in connection with its offer to purchase (the “Offer”) for cash up to $30.0 million in aggregate principal amount of its outstanding 5 1/2% Convertible Senior Subordinated Notes due 2014 (the “Convertible Notes”) on the terms and conditions set forth in the Offer to Purchase and the related Amended Letter of Transmittal. Except as set forth in this supplement (this “Supplement”) and in Amendment Nos. 4 and 5 to the Issuer Tender Offer Statement on Schedule TO, and in any subsequently filed amendments thereto, the terms and conditions previously set forth in the Offer to Purchase remain applicable in all respects, and this Supplement should be read in conjunction therewith. Capitalized terms not otherwise defined herein have the meanings given to them in the Offer to Purchase.

The Offer to Purchase is hereby amended by inserting the following after the last paragraph of the section entitled “Miscellaneous” and immediately above the heading “Where You Can Find Additional Information.”

Summary Pro Forma Financial Information

The following table sets forth summary unaudited pro forma financial information of Alliance One at and for the year ended March 31, 2013 that has been derived from the unaudited pro forma condensed consolidated financial statements included below. See “— Pro Forma Condensed Consolidated Financial Statements.” The summary unaudited pro forma financial information is based on the historical financial information of Alliance One, as adjusted to illustrate the impact of the purchase by us of $30.0 million in aggregate principal amount of the Convertible Notes pursuant to the Offer, as well as the completion of the Debt Financing, the Credit Facility Amendment and the Redemption (collectively, the “Refinancing Transactions”), the completion or effectiveness of which were conditions to the Offer. The unaudited pro forma balance sheet information gives effect to the Refinancing Transactions as if they had been completed as of March 31, 2013. The unaudited pro forma statement of operations information gives effect to the Refinancing Transactions as if they had been completed as of April 1, 2012.

The summary unaudited pro forma financial information is presented for informational purposes only and is not intended to represent or to be indicative of the results of operations or financial position that Alliance One would have reported had the Refinancing Transactions been completed as of the dates set forth above and should not be taken as being indicative of our future consolidated results of operations or financial position.

Summary Unaudited Pro Forma Financial Information

	Year Ended March 31, 2013
	Actual	Pro Forma
	(in thousands, except per share data and ratio)
Statement of Operations Data:
Sales and other operating revenues	$2,243,816	$2,243,816
Cost of goods and services sold	1,958,570	1,958,570

Gross profit	285,246	285,246
Selling, general and administrative expenses	145,750	145,750
Other income	20,721	20,721
Restructuring and asset impairment charges (recoveries)	(55)	(55)

Operating income	160,272	160,272
Debt retirement expense	1,195	1,195
Interest expense	114,557	121,767
Interest income	6,547	6,547

Income before income taxes and other items	51,067	43,857
Income tax expense	27,992	27,973
Equity in net income of investee companies	1,637	1,637

Net income	24,712	17,521
Less: Net income attributable to noncontrolling interests	699	699

Net income attributable to Alliance One International, Inc.	$24,013	$16,822

Per Share Statistics
Net income attributable to Alliance One International, Inc. (basic)	$0.27	$0.19
Net income attributable to Alliance One International, Inc. (diluted)	0.25	0.19

Balance Sheet Data (at period end):
Cash and equivalents	$92,026	$90,937
Current assets	1,464,755	1,466,820
Noncurrent assets	446,824	459,819
Current liabilities	620,952	620,952
Long-term debt	830,870	902,154
Other long-term liabilities	117,726	117,726
Total stockholder’s equity of Alliance One International, Inc.	338,393	282,169
Total assets	1,911,579	1,926,639
Book value per share	3.86	3.22

Ratio of earnings to fixed charges	1.43x	1.35x

Pro Forma Condensed Consolidated Financial Statements

The following unaudited pro forma condensed consolidated financial statements of Alliance One at and for the year ended March 31, 2013 are based on the historical consolidated financial statements of Alliance One, as adjusted to illustrate the impact of the purchase by us of $30.0 million in aggregate principal amount of the Convertible Notes pursuant to the Offer, as well as the completion of the other Refinancing Transactions. The unaudited pro forma condensed consolidated balance sheet gives effect to the Refinancing Transactions as if they had been completed as of March 31, 2013. The unaudited pro forma condensed consolidated statement of operations gives effect to the Refinancing Transactions as if they had been completed as of April 1, 2012.

The unaudited pro forma condensed consolidated financial statements are presented for informational purposes only and are not intended to represent or to be indicative of the results of operations or financial position that Alliance One would have reported had the Refinancing Transactions been completed as of the dates set forth above and should not be taken as being indicative of our future consolidated results of operations or financial position.

Alliance One International, Inc. and Subsidiaries

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

Year Ended March 31, 2013

(Unaudited)

(in thousands)	Actual	Adjustments		Pro Forma
Sales and other operating revenues	$2,243,816	$—		$2,243,816
Cost of goods and services sold	1,958,570	—		1,958,570

Gross profit	285,246	—		285,246
Selling, general and administrative expenses	145,750	—		145,750
Other income	20,721	—		20,721
Restructuring and asset impairment recoveries	(55)	—		(55)

Operating income	160,272	—		160,272
Debt retirement expense	1,195	—		1,195
Interest expense	114,557	7,210	(1)	121,767
Interest income	6,547	—		6,547

Income before income taxes and other items	51,067	(7,210)		43,857
Income tax expense	27,992	(19	)(2)	27,973
Equity in net income of investee companies	1,637	—		1,637

Net income	24,712	(7,191)		17,521
Less: Net income attributable to noncontrolling interests	699	—		699

Net income attributable to Alliance One International, Inc.	$24,013	$(7,191)		$16,822

Earnings per share:
Basic	$0.27	$(0.08	)(3)	$0.19
Diluted	$0.25	$(0.06	)(4)	$0.19

See notes to pro forma condensed consolidated statement of operations

Alliance One International, Inc. and Subsidiaries

NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands)

(1)	Adjustments to reflect the additional interest expense, amortization of deferred financing fees and amortization of original issue discount in connection with the Credit Facility Amendment and the Debt Financing, assuming the Redemption and purchase of $30.0 million in aggregate principal amount of the Convertible Notes pursuant to the Offer, as if the Refinancing Transactions were completed on April 1, 2012:
	Redemption:
	Reduction in interest expense.	$(63,500)
	Reduction in amortization of original issue discount.	(3,827)
	Reduction in amortization of deferred financing costs.	(2,074)

		(69,401)
	Purchase of $30.0 million in aggregate principal amount of the Convertible Notes pursuant to the Offer:
	Reduction in interest expense.	(1,650)
	Reduction in amortization of deferred financing costs.	(238)

		(1,888)
	Credit Facility Amendment:
	Incremental commitment fee	442
	Incremental amortization of deferred financing costs.	2,357

		2,799
	Additional borrowings:
	Debt Financing at 9.875% per annum	72,581
	Amortization of original issue discount related to the Debt Financing.	1,261
	Amortization of deferred financing costs related to the Debt Financing.	1,858

		75,700

		$7,210

(2)	Adjustment to reflect a 4.34% effective tax rate on transactions of $442 related to the Credit Facility Amendment that is foreign sourced. All other borrowings are U.S.-based with an effective tax rate of 0%.	$(19)

(3)	Adjustment to reflect impact on basic earnings per share from the incremental pro forma net income.	$(0.08)

(4)	Adjustment to reflect impact on diluted earnings per share includes $(0.08) from the impact of reduced adjusted net income, net of $0.02 associated with the purchase of $30.0 million in aggregate principal amount of the Convertible Notes pursuant to the Offer.	$(0.06)

	Nonrecurring charges or credits of $56,224, net of taxes which result directly from the Redemption and the purchase of $30.0 million in aggregate principal amount of the Convertible Notes pursuant to the Offer were not considered in the pro forma condensed consolidated statement of operations.

Alliance One International, Inc. and Subsidiaries

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

March 31, 2013

(Unaudited)

(in thousands)	Actual	Adjustments		Pro Forma
ASSETS
Current assets
Cash and cash equivalents	$92,026	$(1,089	)(1)	$90,937
Trade and other receivables, net	224,222	—		224,222
Inventories	903,947	—		903,947
Advances to tobacco suppliers	109,520	—		109,520
Prepaid expenses and other current assets	135,040	3,154	(2)	138,194

Total current assets	1,464,755	2,065		1,466,820

Deferred charges	12,971	12,995	(3)	25,966
Other noncurrent assets	162,875	—		162,875
Property, plant and equipment, net	270,978	—		270,978

Total assets	$1,911,579	$15,060		$1,926,639

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes payable to banks	$356,836	$—		$356,836
Accounts payable	135,260	—		135,260
Accrued expenses and other current liabilities	113,053	—		113,053
Income taxes	9,454	—		9,454
Long-term debt current	6,349	—		6,349

Total current liabilities	620,952	—		620,952

Long-term debt	830,870	(649,016	)(4)	181,854
New senior secured second lien notes	—	720,300	(5)	720,300
Other long-term liabilities	117,726	—		117,726
Stockholders’ equity
Common Stock—no par value	460,914	—		460,914
Retained deficit	(67,329)	(56,224	)(6)	(123,553)
Accumulated other comprehensive loss	(55,192)	—		(55,192)

Total stockholders’ equity of Alliance One International, Inc.	338,393	(56,224)		282,169
Noncontrolling interests	3,638	—		3,638

Total stockholders’ equity	342,031	(56,224)		285,807

Total liabilities and stockholders’ equity	$1,911,579	$15,060		$1,926,639

See notes to pro forma condensed consolidated balance sheet

Alliance One International, Inc. and Subsidiaries

NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

(in thousands)

(1)	To reflect an adjustment for cash used in excess of the proceeds from the Debt Financing for fees and other costs related to the Credit Facility Amendment, issuance of the Debt Financing, the Redemption and the purchase of $30.0 million in aggregate principal amount of the Convertible Notes pursuant to the Offer.	$(1,089)

(2)	To reflect an adjustment to record interest prepayments related to the Redemption and the purchase of $30.0 million in aggregate principal amount of the Convertible Notes pursuant to the Offer.	$3,154

(3)	To reflect adjustments:
	To record deferred financing costs related to the Credit Facility Amendment and the issuance of the Debt Financing.	$20,085
	To eliminate the unamortized deferred financing costs related to the Redemption and the purchase of $30.0 million in aggregate principal amount of the Convertible Notes pursuant to the Offer.	(7,090)

		$12,995

(4)	To reflect an adjustment to record payment for the Redemption, net of original issue discount of $15,984 and the purchase of $30.0 million in aggregate principal amount of the Convertible Notes pursuant to the Offer.	$(649,016)

(5)	To reflect an adjustment to record the issuance of the new Debt Financing, net of original issue discount of $14,700	$720,300

(6)	To reflect adjustments:
	To record the write-off of deferred financing costs of the Redemption and the purchase of $30.0 million in aggregate principal amount of the Convertible Notes pursuant to the Offer, and the write-off of original issue discount related to the Redemption.	$(23,074)
	To record one-time costs related to the Redemption and the purchase of $30.0 million in aggregate principal amount of the Convertible Notes pursuant to the Offer.	(33,150)

		$(56,224)

The Tender Agent for the Offer is:

D.F. King & Co., Inc.

By Regular, Registered or Certified Mail; Hand or Overnight Delivery:	By Facsimile Transmission: (for eligible institutions only) (212) 709-3328

D.F. King & Co., Inc. 48 Wall Street, 22nd Floor New York, NY 10005 Attn: Elton Bagley	To confirm receipt of facsimile by telephone: (212) 493-6996

Any questions regarding procedures for tendering Convertible Notes or requests for additional copies of this Offer to Purchase, the Letter of Transmittal or other materials should be directed to the Information Agent at the telephone numbers and address listed below. A Holder may also contact the Dealer Manager at the telephone number set forth below or such Holder’s broker, dealer, custodian, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Banks and Brokers, Call Collect:

(212) 269-5550

All Others Call Toll Free:

(800) 423-2107

The Dealer Manager for the Offer is:

Deutsche Bank Securities Inc.

Attention: Liability Management Group

60 Wall Street, 2nd Floor

New York, NY 10005

Call Collect: (212) 250-7527

Call Toll Free: (855) 287-1922